                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                              (Amendment No. 8)(1)

                             NACCO Industries, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $1.00 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   629579 10 3
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Alfred M. Rankin, Jr.
                             5875 Landerbrook Drive
                        Mayfield Heights, Ohio 44124-4017
                                 (216) 449-9600
-------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                October 24, 2002
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 26 Pages)



(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                                                     ---------------------------------------------
CUSIP No. 629579 10 3                             SCHEDULE 13D                                     Page 2 of 26
          -----------
------------------ -------------------------------------------------------------------------------------------------------------

        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Alfred M. Rankin, Jr.
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)
                                                                                                   (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER

                                                  137,355
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING POWER

          NUMBER OF                               921,855
            SHARES
         BENEFICIALLY           -------- ---------------------------------------------------------------------------------------
           OWNED BY                9     SOLE DISPOSITIVE POWER
        EACH REPORTING
         PERSON WITH                              137,355
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER

                                                  921,855
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            1,059,210
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            16.1%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            IN
------------------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                                                     ---------------------------------------------
CUSIP No. 629579 10 3                             SCHEDULE 13D                                     Page 3 of 26
          -----------
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Thomas T. Rankin
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)
                                                                                                   (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER

                                                  71,497
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING POWER

          NUMBER OF                               747,482
            SHARES              -------- ---------------------------------------------------------------------------------------
         BENEFICIALLY              9     SOLE DISPOSITIVE POWER
           OWNED BY
        EACH REPORTING                            71,497
         PERSON WITH            -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER

                                                  747,482
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            818,979
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            12.5%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            IN
------------------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


------------------------------                                                     ---------------------------------------------
CUSIP No. 629579 10 3                             SCHEDULE 13D                                     Page 4 of 26
          -----------
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME  OF REPORTING  PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Claiborne R. Rankin
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)
                                                                                                   (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER

                                                  62,226
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING POWER

          NUMBER OF                               767,049
            SHARES
         BENEFICIALLY           -------- ---------------------------------------------------------------------------------------
           OWNED BY                9     SOLE DISPOSITIVE POWER
        EACH REPORTING
         PERSON WITH                              62,226
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER

                                                  767,049
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            829,275
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT  IN  ROW (11) EXCLUDES CERTAIN SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            12.6%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            IN
------------------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


------------------------------                                                     ---------------------------------------------
CUSIP No. 629579 10 3                             SCHEDULE 13D                                     Page 5 of 26
         ------------
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Roger F. Rankin
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)
                                                                                                   (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER

                                                  84,637
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING POWER

          NUMBER OF                               744,838
            SHARES
         BENEFICIALLY            -------- ---------------------------------------------------------------------------------------
           OWNED BY                 9     SOLE DISPOSITIVE POWER
        EACH REPORTING
         PERSON WITH                               84,637
                                 -------- ---------------------------------------------------------------------------------------
                                   10     SHARED DISPOSITIVE POWER

                                                   744,838
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            829,475
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                            12.6%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            IN
------------------ -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



------------------------------                                                     ---------------------------------------------
CUSIP No. 629579 10 3                             SCHEDULE 13D                                     Page 6 of 26
          -----------
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME  OF REPORTING  PERSONS
                   I.R.S.  IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   John C. Butler, Jr.
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)
                                                                                                   (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER

                                                  8,475
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING POWER

          NUMBER OF                               33,134
            SHARES
         BENEFICIALLY            -------- ---------------------------------------------------------------------------------------
           OWNED BY                 9     SOLE DISPOSITIVE POWER
        EACH REPORTING
         PERSON WITH                               8,475
                                 -------- ---------------------------------------------------------------------------------------
                                   10     SHARED DISPOSITIVE POWER

                                                   771,429
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY  OWNED BY EACH REPORTING PERSON

                            779,904
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX  IF THE  AGGREGATE  AMOUNT  IN  ROW (11) EXCLUDES  CERTAIN  SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)

                            11.9%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            IN
------------------ -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


------------------------------                                                     ---------------------------------------------
CUSIP No. 629579 10 3                             SCHEDULE 13D                                     Page 7 of 26
          -----------
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME  OF REPORTING  PERSONS
                   I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                   Matthew M. Rankin
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*                            (a)
                                                                                                   (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX  IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED PURSUANT  TO ITEM  2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP  OR PLACE  OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING  POWER

                                                  7,474
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING  POWER

          NUMBER OF                               5,787
            SHARES              -------- ---------------------------------------------------------------------------------------
         BENEFICIALLY              9     SOLE DISPOSITIVE  POWER
           OWNED BY
        EACH REPORTING                            7,474
         PERSON WITH            -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE  POWER

                                                  744,082
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE  AMOUNT  BENEFICIALLY   OWNED  BY  EACH  REPORTING  PERSON

                            751,556
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX  IF THE  AGGREGATE  AMOUNT  IN  ROW (11) EXCLUDES  CERTAIN  SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)

                            11.4%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            IN
------------------ -------------------------------------------------------------------------------------------------------------
                                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!



------------------------------                                                     ---------------------------------------------
CUSIP No. 629579 10 3                             SCHEDULE 13D                                     Page 8 of 26
          -----------
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME  OF REPORTING  PERSONS
                   I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                   James T. Rankin
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*                            (a)
                                                                                                   (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX  IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED PURSUANT  TO ITEM  2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP  OR PLACE  OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING  POWER

                                                  12,461
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING  POWER

          NUMBER OF                               -0-
            SHARES
         BENEFICIALLY
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                -------- ---------------------------------------------------------------------------------------
                                   9     SOLE DISPOSITIVE  POWER

                                                  12,461
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE  POWER

                                                  738,295
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE  AMOUNT  BENEFICIALLY   OWNED  BY  EACH  REPORTING  PERSON

                            750,756
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX  IF THE  AGGREGATE  AMOUNT  IN  ROW (11) EXCLUDES  CERTAIN  SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)

                            11.4%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            IN
------------------ -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



------------------------------                                                     ---------------------------------------------
CUSIP No. 629579 10 3                             SCHEDULE 13D                                     Page 9 of 26
          -----------
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME  OF REPORTING  PERSONS
                   I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                   Alison A. Rankin
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*                            (a)
                                                                                                   (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX  IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED PURSUANT  TO ITEM  2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP  OR PLACE  OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING  POWER

                                                  2,400
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING  POWER

          NUMBER OF                               88,780
            SHARES
         BENEFICIALLY
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                -------- ---------------------------------------------------------------------------------------
                                   9     SOLE DISPOSITIVE  POWER

                                                  2,400
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE  POWER

                                                  827,075
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE  AMOUNT  BENEFICIALLY   OWNED  BY  EACH  REPORTING  PERSON

                            829,475
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX  IF THE  AGGREGATE  AMOUNT  IN  ROW (11) EXCLUDES  CERTAIN  SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)

                            12.6%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            IN
------------------ -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




------------------------------                                                     ---------------------------------------------
CUSIP No. 629579 10 3                             SCHEDULE 13D                                    Page 10 of 26
          -----------
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME  OF REPORTING  PERSONS
                   I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                   Victoire G. Rankin
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*                            (a)
                                                                                                   (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX  IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED PURSUANT  TO ITEM  2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP  OR PLACE  OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING  POWER

                                                  20,284
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING  POWER

          NUMBER OF                               300,631
            SHARES
         BENEFICIALLY
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                -------- ---------------------------------------------------------------------------------------
                                   9     SOLE DISPOSITIVE  POWER

                                                  20,284
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE  POWER

                                                  1,038,926
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE  AMOUNT  BENEFICIALLY   OWNED  BY  EACH  REPORTING  PERSON

                            1,059,210
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX  IF THE  AGGREGATE  AMOUNT  IN  ROW (11) EXCLUDES  CERTAIN  SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)

                            16.1%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            IN
------------------ -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




------------------------------                                                     ---------------------------------------------
CUSIP No. 629579 10 3                             SCHEDULE 13D                                    Page 11 of 26
         ------------
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME  OF REPORTING  PERSONS
                   I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                   Corbin Rankin
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*                            (a)
                                                                                                   (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX  IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED PURSUANT  TO ITEM  2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP  OR PLACE  OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING  POWER

                                                  3,400
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING  POWER

          NUMBER OF                               77,284
            SHARES              -------- ---------------------------------------------------------------------------------------
         BENEFICIALLY              9     SOLE DISPOSITIVE  POWER
           OWNED BY
        EACH REPORTING                            3,400
         PERSON WITH            -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE  POWER

                                                  815,579
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE  AMOUNT  BENEFICIALLY   OWNED  BY  EACH  REPORTING  PERSON

                            818,979
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX  IF THE  AGGREGATE  AMOUNT  IN  ROW (11) EXCLUDES  CERTAIN  SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)

                            12.5%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            IN
------------------ -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




------------------------------                                                     ---------------------------------------------
CUSIP No. 629579 10 3                             SCHEDULE 13D                                    Page 12 of 26
         ------------
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME  OF REPORTING  PERSONS
                   I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                   Chloe O. Rankin
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*                            (a)
                                                                                                   (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX  IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED PURSUANT  TO ITEM  2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP  OR PLACE  OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING  POWER

                                                  10,840
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING  POWER

          NUMBER OF                               80,140
            SHARES
         BENEFICIALLY
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                -------- ---------------------------------------------------------------------------------------
                                   9     SOLE DISPOSITIVE  POWER

                                                  10,840
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE  POWER

                                                  818,435
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE  AMOUNT  BENEFICIALLY   OWNED  BY  EACH  REPORTING  PERSON

                            829,275
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX  IF THE  AGGREGATE  AMOUNT  IN  ROW (11) EXCLUDES  CERTAIN  SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)

                            12.6%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            IN
------------------ -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




------------------------------                                                     ---------------------------------------------
CUSIP No. 629579 10 3                             SCHEDULE 13D                                    Page 13 of 26
          -----------
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME  OF REPORTING  PERSONS
                   I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                   David B. Williams
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*                            (a)
                                                                                                   (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX  IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED PURSUANT  TO ITEM  2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP  OR PLACE  OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING  POWER

                                                  340
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING  POWER

          NUMBER OF                               33,474
            SHARES
         BENEFICIALLY
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                -------- ---------------------------------------------------------------------------------------
                                   9     SOLE DISPOSITIVE  POWER

                                                  340
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE  POWER

                                                  771,769
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE  AMOUNT  BENEFICIALLY   OWNED  BY  EACH  REPORTING  PERSON

                            772,109
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX  IF THE  AGGREGATE  AMOUNT  IN  ROW (11) EXCLUDES  CERTAIN  SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)

                            11.8%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            IN
------------------ -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



------------------------------                                                     ---------------------------------------------
CUSIP No. 629579 10 3                             SCHEDULE 13D                                    Page 14 of 26
          -----------
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME  OF REPORTING  PERSONS
                   I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                   Clara Rankin Williams
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*                            (a)
                                                                                                   (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX  IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED PURSUANT  TO ITEM  2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP  OR PLACE  OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING  POWER

                                                  340
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING  POWER

          NUMBER OF                               33,474
            SHARES
         BENEFICIALLY
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                -------- ---------------------------------------------------------------------------------------
                                   9     SOLE DISPOSITIVE  POWER

                                                  340
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE  POWER

                                                  771,769
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE  AMOUNT  BENEFICIALLY   OWNED  BY  EACH  REPORTING  PERSON

                            772,109
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX  IF THE  AGGREGATE  AMOUNT  IN  ROW (11) EXCLUDES  CERTAIN  SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)

                            11.8%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            IN
------------------ -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP No. 629579 10 3                             SCHEDULE 13D                                    Page 15 of 26
          -----------
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME  OF REPORTING  PERSONS
                   I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                   Scott Seelbach
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*                            (a)
                                                                                                   (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX  IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED PURSUANT  TO ITEM  2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP  OR PLACE  OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING  POWER

                                                  -0-
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING  POWER

          NUMBER OF                               10,124
            SHARES
         BENEFICIALLY
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                -------- ---------------------------------------------------------------------------------------
                                   9     SOLE DISPOSITIVE  POWER

                                                  -0-
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE  POWER

                                                  748,419
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE  AMOUNT  BENEFICIALLY   OWNED  BY  EACH  REPORTING  PERSON

                            748,419
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX  IF THE  AGGREGATE  AMOUNT  IN  ROW (11) EXCLUDES  CERTAIN  SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)

                            11.4%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            IN
------------------ -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



------------------------------                                                     ---------------------------------------------
CUSIP No. 629579 10 3                             SCHEDULE 13D                                    Page 16 of 26
          -----------
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME  OF REPORTING  PERSONS
                   I.R.S.  IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                   Alfred M. Rankin, Jr., as Trustee of Clara T. Rankin's Qualified Annuity Interest Trust 2004 A
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE  BOX  IF A MEMBER  OF A GROUP*                            (a)
                                                                                                   (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX  IF DISCLOSURE OF LEGAL  PROCEEDINGS IS REQUIRED PURSUANT  TO ITEM  2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP  OR PLACE  OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING  POWER

                                                  -0-
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING  POWER

          NUMBER OF                               -0-
            SHARES
         BENEFICIALLY
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                -------- ---------------------------------------------------------------------------------------
                                   9     SOLE DISPOSITIVE  POWER

                                                  -0-
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE  POWER

                                                  738,295
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE  AMOUNT  BENEFICIALLY   OWNED  BY  EACH  REPORTING  PERSON

                            738,295
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX  IF THE  AGGREGATE  AMOUNT  IN  ROW (11) EXCLUDES  CERTAIN  SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT  OF CLASS REPRESENTED BY AMOUNT  IN  ROW (11)

                            11.2%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                            OO
------------------ -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




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
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---------------------------------                                                  ---------------------------------------------
CUSIP No. 629579 10 3                              SCHEDULE 13D                                   PAGE 17 OF 26
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

         This Amendment No. 8 to Schedule 13D (this "Amendment No.8") is hereby filed to update and supplement certain information with respect to beneficial ownership of shares of Class A Common Stock (the "Class A Common") of NACCO Industries, Inc. (the "Company") that appeared in the Schedule 13D filed by the Reporting Persons on February 18, 1998 (the "Initial Filing"), as amended on March 30, 1998 (the "Amendment No. 1"), as amended on April 9, 1998 (the "Amendment No. 2"), as amended on January 11, 1999 (the "Amendment No. 3"), as amended on May 14, 1999 (the "Amendment No. 4"), as amended on November 13, 2000 (the "Amendment No. 5"), as amended on February 14, 2001 (the "Amendment No. 6"), as amended on January 10, 2002 ("Amendment No. 7") (collectively, the "Filings"). This Amendment No. 8 (a) reflects a transfer of limited partnership interests in Rankin Associates II, L.P. (the "Partnership"), effective October 24, 2002, made by a trust for the benefit of Mrs. Clara L.T. Rankin (one of the Reporting Persons under the Initial Filing) of which Alfred M. Rankin, Jr. (one of the Reporting Persons under the Initial Filing) is the sole trustee to a newly created irrevocable trust of which Mr. Rankin is the sole trustee and which is initially for the sole benefit of Mrs. Clara L. T. Rankin, (b) provides certain information with respect to Alfred M. Rankin, Jr., as Trustee of Clara
T. Rankin's Qualified Annuity Interest Trust 2004 A, who is not a Reporting Person under the Filings (the "New Reporting Person") and (c) reflects the acquisition or disposition of Class A Common by certain Reporting Persons. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Filings.

ITEM 2.  IDENTITY AND BACKGROUND.

         Item 2 of the Filings is hereby amended as follows:

         (a)-(c) Following the entry for Clara Rankin Williams that appears in Amendment No. 7, insert the following information with respect to the New Reporting Person:

                  ALFRED M. RANKIN, JR., AS TRUSTEE OF CLARA L.T. RANKIN'S QUALIFIED ANNUITY INTEREST TRUST 2004 A. Mr. Rankin, a Reporting Individual, acts as trustee of Clara Rankin's Qualified Annuity Interest Trust 2004 A (the "Clara Rankin Annuity Trust"). Mr. Rankin's business address is Suite 300, 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017. He is Chairman, President and Chief Executive Officer of the Company, which is a holding company whose principal operating subsidiaries function in three principal businesses: lignite mining, lift trucks and housewares.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 of the Filings is hereby amended as follows:

         The paragraphs under "Item 3. Source and Amount of Funds or Other Consideration" are hereby deleted and replaced as follows:

                  Except as otherwise provided in this Item 3, a substantial majority of the Class A Common held by the Reporting Persons was acquired by such Reporting Persons (i) when The North American Coal Corporation, an Ohio corporation, was reorganized as the Company in 1986, (ii) subsequently as recipients of gifts or bequests of Class A Common or




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CUSIP No. 629579 10 3                              SCHEDULE 13D                                   PAGE 18 OF 26
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         (iii) as successor trustees for trusts holding Class A Common.
         Additional shares of the Class A Common were acquired over time on the open market and in exchanges for shares of Class B
         Common Stock of the Company on a one share for one share basis.

                  RMI acquired its interest in the Class A Common when, in connection with the formation of the Partnership, the four shareholders of RMI, Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, each contributed 2,000 shares of Class A Common to RMI in exchange for the issuance of 2,000 shares of the common stock of RMI.

                  The Partnership acquired the Class A Common held by the Partnership as capital contributions from the Partners in connection with the formation of the Partnership and the execution and delivery of the Partnership Agreement.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) - (b) The sixth paragraph under the heading "Item 5. Interest in Securities of the Issuer," which appears in the Filings reporting the beneficial ownership of Class A Common by Alfred M. Rankin, Jr., is hereby deleted and replaced in its entirety as follows:

                  ALFRED M. RANKIN, JR. Mr. Rankin (a) shares with National City Bank, a national banking association ("NCB"), the power to vote and dispose of 2,000 shares of Class A Common pursuant to the Agreement with Clara L.T. Rankin, dated September 22, 1988, creating a charitable trust for 20 years and then for the benefit of her grandchildren, (b) shares with Clara L.T. Rankin the power to dispose of 38,400 shares of Class A Common pursuant to the Agreement with Clara L.T. Rankin, dated July 20, 2000, creating a trust for the benefit of her grandchildren,
         (c) shares with NCB the power to vote and dispose of 26,608 shares of Class A Common held by the AM Rankin Sr. Trust A for the benefit of grandchildren, (d) shares with Helen Rankin Butler the power to vote and dispose of 33,134 shares of Class A Common held in trust for the benefit of Helen Rankin Butler, (e) shares with Clara T. (Rankin) Williams the power to vote and dispose of 33,134 shares of Class A Common held in trust for the benefit of Clara T. (Rankin) Williams, (f) shares the power to dispose of 738,295 shares of Class A Common with RMI and the other Reporting Individuals, (g) has the sole power to vote and dispose of 108,355 shares of Class A Common as trustee of the Main Trust of Alfred M. Rankin created under the Agreement, dated September 28, 2000, as supplemented, amended and restated, (h) has the sole power to vote and dispose of 15,000 shares of Class A Common as trustee of Alfred M. Rankin, Jr.'s 2004 Qualified Annuity Interest Trust, (i) shares with NCB the power to vote and dispose of 30,000 shares of Class A Common held in trust for the benefit of Clara L.T. Rankin under the Agreement, dated January 5, 1977, (j) has the sole power to vote and dispose of an additional 14,000 shares of Class A Common and (k) is deemed to share with his spouse the power to vote and dispose of 20,284 shares of Class A Common owned by his spouse (Victoire G. Rankin) because she resides with him. Collectively, the 1,059,210 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 16.1% of the Class A Common outstanding as of July 31, 2002. The business address of Helen Rankin Butler is Camp Aloha Hive, RR #1,


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CUSIP No. 629579 10 3                              SCHEDULE 13D                                   PAGE 19 OF 26
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---------------------------------                                                  ---------------------------------------------

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         Box 289, Fairlee, Vermont 05045. Mrs. Helen Rankin Butler is employed as the Director of Camp Aloha Hive. To the knowledge of the Reporting Individuals, during the last five years, Helen Rankin Butler has not been convicted in any criminal proceeding of a judicial or administrative body of competent jurisdiction as a result of which she was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         The seventh paragraph under the heading "Item 5. Interest in Securities of the Issuer," which appears in the Filings reporting the beneficial ownership of Class A Common by Thomas T. Rankin, is hereby deleted and replaced in its entirety as follows:

                  THOMAS T. RANKIN. Mr. Rankin (a) has sole power to vote and to dispose of 68,597 shares of Class A Common under the Agreement, dated November 29, 1967, creating a revocable trust for the benefit of Mr. Rankin, (b) has sole power to vote and dispose of 2,900 shares of Class A Common held by Mr. Rankin as custodian for his minor son, (c) is deemed to share with his spouse the power to vote and to dispose of 2,900 shares of Class A Common Stock owned by his spouse (Corbin Rankin) and 500 shares of Class A Common held by his spouse as custodian for their minor son because she resides with him, (d) shares the power to vote and dispose of 5,787 shares of Class A Common as co-trustee, with a majority age son (Matthew M. Rankin), of a trust for the benefit of such son and (e) shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common. Collectively, the 818,979 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 12.5% of the Class A Common outstanding as of July 31, 2002.

         The eighth paragraph under the heading "Item 5. Interest in Securities of the Issuer," which appears in the Filings reporting the beneficial ownership of Class A Common by Claiborne R. Rankin, is hereby deleted and replaced in its entirety as follows:

                  CLAIBORNE R. RANKIN. Mr. Rankin (a) has sole power to vote and dispose of 57,376 shares of Class A Common under the Agreement, dated June 22, 1971, creating a revocable trust created for the benefit of Mr. Rankin, (b) shares power to vote and dispose of 7,790 shares of Class A Common held by Mr. Rankin as trustee for his son (Claiborne R. Rankin, Jr.), (c) has sole power to vote and dispose of 4,850 shares of Class A Common held by Mr. Rankin as custodian for his minor daughter,
         (d) is deemed to share, as trustee, the power to vote and dispose of 10,124 shares of Class A Common held in trust for the benefit of his daughter (Chloe E. Seelbach), (e) is deemed to share with his spouse the power to vote and dispose of 10,840 shares of Class A Common owned by his spouse (Chloe O. Rankin) because she resides with him and (f) shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common. Collectively, the 829,275 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 12.6% of the Class A Common outstanding as of July 31, 2002. The business address of Claiborne R. Rankin, Jr. is 1 South Wacker Drive, 35th Floor, Chicago, Illinois 60606. Claiborne R. Rankin, Jr. is employed as a marketing assistant with Stein Roe Investment Counsel. The business address of Chloe E.




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CUSIP No. 629579 10 3                              SCHEDULE 13D                                   PAGE 20 OF 26
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         Seelbach is Suite 300, 5875 Landerbrook Drive, Mayfield Heights, Ohio
         44124-4017. Ms. Seelbach is not currently employed. To the knowledge of the Reporting Individuals, during the last five years, neither
         Claiborne R. Rankin, Jr. nor Chloe E. Seelbach has been convicted in any criminal proceeding of a judicial or administrative body of competent jurisdiction as a result of which he or she was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         The ninth paragraph under the heading "Item 5. Interest in Securities of the Issuer," which appears in the Filings reporting the beneficial ownership of Class A Common by Roger F. Rankin, is hereby deleted and replaced in its entirety as follows:

                  ROGER F. RANKIN. Mr. Rankin (a) has sole power to vote and to dispose of 84,637 shares of Class A Common under the Agreement, dated September 11, 1973, creating a revocable trust for the benefit of Mr. Rankin, (b) is deemed to share the power to vote and to dispose of 3,015 shares of Class A Common held in trust for a daughter, and 1,128 shares of Class A Common held in trust for another daughter, both of whom reside with Mr. Rankin (Mr. Rankin's spouse serves as trustee of both trusts), (c) is deemed to share with his spouse the power to vote and dispose of 2,400 shares of Class A Common stock owned by his spouse (Alison A. Rankin) because she resides with him and (d) shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common. Collectively, the 829,475 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 12.6% of the Class A Common outstanding as of July 31, 2002.

         The eleventh paragraph under the heading "Item 5. Interest in Securities of the Issuer," which appears in the Filings reporting the beneficial ownership of Class A Common by John C. Butler, Jr., is hereby deleted and replaced in its entirety as follows:

                  JOHN C. BUTLER, JR. Mr. Butler (a) by virtue of the Partnership Interests received as gifts, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common; (b) has sole power to vote and dispose of 8,475 shares of Class A Common held by Mr. Butler, including 4,840 shares of Class A Common under the Agreement, dated June 17, 1999, creating a revocable trust for the benefit of Mr. Butler, 2,800 shares of Class A Common held in his individual retirement account, 495 shares of Class A Common held by Mr. Butler as custodian of his minor daughter and 340 shares of Class A Common held by Mr. Butler as custodian for his minor son and (c) is deemed to share with his spouse (Helen Rankin Butler) the power to vote and dispose of 33,134 shares of Class A Common beneficially owned by his spouse because she resides with him. Collectively, the 779,904 shares of Class A Common beneficially owned by Mr. Butler constitute approximately 11.9% of the Class A Common outstanding as of July 31, 2002.


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CUSIP No. 629579 10 3                              SCHEDULE 13D                                   PAGE 21 OF 26
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         The twelfth paragraph under the heading "Item 5. Interest in Securities of the Issuer," which appears in the Filings reporting the beneficial ownership of Class A Common by Matthew M. Rankin, is hereby deleted and replaced in its entirety as follows:

                  MATTHEW M. RANKIN. Mr. Rankin (a) has sole power to vote and dispose of 7,474 shares of Class A Common, (b) shares the power to vote and dispose of 5,787 shares of Class A Common as co-trustee, with his father (Thomas T. Rankin) of a trust for his benefit and (c) by virtue of the Partnership Interests received as gifts, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common. Collectively, the 751,556 of Class A Common beneficially owned by Mr. Rankin constitute approximately 11.4% of the Class A Common outstanding as of July 31, 2002.

         The thirteenth paragraph under the heading "Item 5. Interest in Securities of the Issuer," which appears in the Filings reporting the beneficial ownership of Class A Common by James T. Rankin, is hereby deleted and replaced in its entirety as follows:

                  JAMES T. RANKIN. Mr. Rankin (a) by virtue of the Partnership Interests received as a gift from Clara L.T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common and (b) has sole power to vote and dispose of 12,461 shares of Class A Common. Collectively, the 750,756 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 11.4% of the Class A Common outstanding as of July 31, 2002.

         The fourteenth paragraph under the heading "Item 5. Interest in Securities of the Issuer," which appears in the Filings reporting the beneficial ownership of Class A Common by Alison A. Rankin, is hereby deleted and replaced in its entirety as follows:

                  ALISON A. RANKIN. Mrs. Rankin (a) by virtue of the Partnership Interests received as a gift from Clara L. T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of class A Common, (b) has sole power to vote and dispose of 2,400 shares of Class A Common, (c) is deemed to share with her spouse (Roger F. Rankin) the power to vote and dispose of 84,637 shares of Class A Common owned by a revocable trust for the benefit of her spouse because she resides with him and (d) is deemed to share the power to vote and to dispose of 3,015 shares of Class A Common held in trust for a daughter and 1,128 shares of Class A Common held in trust for another daughter, both of whom reside with Mrs. Rankin (Mrs. Rankin serves as trustee under both trusts). Collectively, the 829,475 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 12.6% of the Class A Common outstanding as of July 31, 2002.

         The fifteenth paragraph under the heading "Item 5. Interest in Securities of the Issuer," which appears in the Filings reporting the beneficial ownership of Class A Common by Victoire G. Rankin, is hereby deleted and replaced in its entirety as follows:



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CUSIP No. 629579 10 3                              SCHEDULE 13D                                   PAGE 22 OF 26
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                  VICTOIRE G. RANKIN. Mrs. Rankin (a) by virtue of the
         Partnership Interests received as a gift from Clara L.T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of
         738,295 shares of Class A Common, (b) has the sole power to vote and dispose of 20,284 shares of Class A Common, (c) is deemed to share the power to vote and dispose of 2,000 shares of Class A Common owned by a charitable trust for 20 years and then for the benefit of the grandchildren of Clara L.T. Rankin because her spouse (Alfred M.
         Rankin, Jr.) is co-trustee of such trust and her spouse resides with her, (d) is deemed to share the power to dispose of 38,400 shares of
         Class A Common owned by a trust created for the benefit of the grandchildren of Clara L.T. Rankin because her spouse is trustee of such trust and her spouse resides with her, (e) is deemed to share the power to vote and dispose of 26,608 shares of Class A Common owned by a trust created for the benefit of the grandchildren of Alfred M. Rankin,
         Sr. because her spouse is co-trustee of such trust and her spouse resides with her, (f) is deemed to share the power to vote and dispose of 33,134 shares of Class A Common owned by a trust created for the benefit of Helen (Rankin) Butler because her spouse is co-trustee of such trust and her spouse resides with her, (g) is deemed to share the power to vote and dispose of 33,134 shares of Class A Common held in trust for the benefit of Clara T. (Rankin) Williams because her spouse is co-trustee of such trust and her spouse resides with her, (h) is deemed to share the power to vote and dispose of 108,355 shares of
         Class A Common owned by a revocable trust for the benefit of her spouse because her spouse resides with her, (i) is deemed to share the power to vote and dispose of 15,000 shares of Class A Common owned by an irrevocable trust for the benefit of her spouse because her spouse resides with her, (j) is deemed to share the power to vote and dispose of an additional 14,000 shares of Class A Common owned by her spouse because her spouse resides with her and (k) is deemed to share the power to vote and dispose of 30,000 shares of Class A Common held in trust for the benefit of Clara L. T. Rankin because her spouse is co-trustee of such trust and her spouse resides with her. Collectively, the 1,059,210 shares of Class A Common constitute approximately 16.1%
         of the Class A Common outstanding as of July 31, 2002.

         The sixteenth paragraph under the heading "Item 5. Interest in Securities of the Issuer," which appears in the Filings reporting the beneficial ownership of Class A Common by Corbin Rankin, is hereby deleted and replaced in its entirety as follows:

                  CORBIN RANKIN. Mrs. Rankin (a) by virtue of the Partnership Interests received as a gift from Clara L. T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common, (b) has sole power to vote and dispose of 2,900 shares of Class A Common held by Mrs. Rankin and 500 shares of Class A Common held by Mrs. Rankin as custodian for her minor son, (c) is deemed to share with her spouse (Thomas T. Rankin) the power to vote and dispose of 68,597 shares of Class A Common owned by a revocable trust for the benefit of her spouse because her spouse resides with her, (d) is deemed to share with her spouse the power to vote and dispose of 2,900 shares of Class A Common held by her spouse as custodian for their minor son because her spouse resides with her and
         (e) is deemed to share with her spouse the power to vote and dispose of 5,787 shares of Class A Common held by her spouse as co-trustee of a trust for the benefit of a majority age son because her spouse resides with




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         her. Collectively, the 818,979 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 12.5% of the Class A Common outstanding as of July 31, 2002.

         The seventeenth paragraph under the heading "Item 5. Interest in Securities of the Issuer," which appears in the Filings reporting the beneficial ownership of Class A Common by Chloe O. Rankin, is hereby deleted and replaced in its entirety as follows:

                  CHLOE O. RANKIN. Mrs. Rankin (a) by virtue of the Partnership Interests received as a gift from Clara L. T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common, (b) is deemed to share the power to vote and dispose of 57,376 shares of Class A Common owned by a revocable trust created for the benefit of her spouse (Claiborne R. Rankin) because her spouse resides with her, (c) is deemed to share the power to vote and dispose of 7,790 shares of Class A Common held by her spouse as trustee for their son, (d) is deemed to share the power to vote and dispose of 4,850 shares of Class A Common held by her spouse as custodian for their minor daughter, (e) is deemed to share the power to vote and dispose of 10,124 shares of Class A Common held in trust for the benefit of her daughter because her spouse is trustee of such trust and her spouse resides with her and (f) has the sole power to vote and dispose of 10,840 shares of Class A Common owned by Mrs. Rankin. Collectively, the 829,275 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 12.6% of the Class A Common outstanding as of July 31, 2002.

         The eighteenth paragraph under the heading "Item 5. Interest in Securities of the Issuer," which appears in the Filings reporting the beneficial ownership of Class A Common by David B. Williams is hereby deleted and replaced in its entirety as follows:

                  DAVID B. WILLIAMS. Mr. Williams (a) by virtue of the Partnership Interests he received as a gift from Clara L.T. Rankin and from Alfred M. Rankin, Jr. and Victoire G. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common, (b) has sole power to vote and dispose of 340 shares of Class A Common held by Mr. Williams, (c) is deemed to share with his spouse the power to vote and dispose of 33,134 shares of Class A Common beneficially owned by his spouse (Clara Rankin Williams) because she resides with him and (d) is deemed to share with his spouse the power to vote and dispose of 340 shares of Class A Common held by his spouse as custodian for their minor daughter because his spouse resides with him. Collectively, the 772,109 shares of Class A Common beneficially owned by Mr. Williams constitute approximately 11.8% of the Class A common outstanding as of July 31, 2002.

         The nineteenth paragraph under the heading "Item 5. Interest in Securities of the Issuer," which appears in the Filings reporting the beneficial ownership of Class A Common by Clara Rankin Williams is hereby deleted and replaced in its entirety as follows:

                  CLARA RANKIN WILLIAMS. Mrs. Williams (a) by virtue of the Partnership Interests received as gifts, shares with RMI and other Reporting Individuals the power to dispose




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         of 738,295 shares of Class A Common, (b) is deemed to share with her father (Alfred M. Rankin, Jr.) the power to vote and dispose of 33,134 shares of Class A Common held by a revocable trust created for her benefit and of which her father is the trustee, (c) has sole power to vote and dispose of 340 shares of Class A Common held by Mrs. Williams as custodian for her minor daughter and (d) is deemed to share with her spouse the power to vote and dispose of 340 shares of Class A Common owned by her spouse (David Williams) because he resides with her. Collectively, the 772,109 shares of Class A Common beneficially owned by Mrs. Williams constitute approximately 11.8% of the Class A Common outstanding as of July 31, 2002.

         The twentieth paragraph under the heading "Item 5. Interest in Securities of the Issuer," which appears in the Filings reporting the beneficial ownership of Class A Common by Scott Seelbach, is hereby deleted and replaced in its entirety as follows:

                  SCOTT SEELBACH. Mr. Seelbach (a) by virtue of the Partnership Interests received as a gift from Clara L.T. Rankin, shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common and (b) is deemed to share the power to vote and dispose of 10,124 shares of Class A Common held in trust for the benefit of his spouse because his spouse (Chloe E. Seelbach) resides with him. Collectively, the 748,419 shares of Class A Common beneficially owned by Mr. Seelbach constitute approximately 11.4% of the Class A Common outstanding as of July 31, 2002.

         Following the entry for Clara Rankin Williams under the heading "Item
5. Interest in Securities of the Issuer," which appears in the Filings, insert the following information with respect to the New Reporting Person:

                  ALFRED M. RANKIN, JR., AS TRUSTEE OF CLARA T. RANKIN'S QUALIFIED ANNUITY INTEREST TRUST 2004 A. Mr. Rankin, as trustee of the Clara T. Rankin Annuity Trust shares with RMI and the other Reporting Individuals the power to dispose of 738,295 shares of Class A Common which shares constitute approximately 11.2% of the outstanding Class A Common as of July 31, 2002.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Item 6 of the Filings is hereby amended by adding the following immediately following the last paragraph of Item 6:

               Certain shares of Class A Common Stock of certain of the Reporting Individuals have been pledged pursuant to customary pledge arrangements.



                        [SIGNATURES BEGIN ON NEXT PAGE.]


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                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: October 31, 2002

                               Name: Rankin Associates II, L.P.

                               By:   Rankin Management, Inc., its Managing
                                     Partner

                               By:  /s/ Alfred M. Rankin, Jr.
                                    -------------------------------------------
                                    Alfred M. Rankin, Jr., President

                              Name: Rankin Management, Inc.

                              By:   /s/ Alfred M. Rankin, Jr.
                                    -------------------------------------------
                                    Alfred M. Rankin, Jr., President

                              REPORTING INDIVIDUALS

                             /s/ Alfred M. Rankin, Jr.
                             --------------------------------------------------
                             Name: Alfred M. Rankin, Jr., individually and as Trustee for Clara T. Rankin's Qualified Annuity Interest Trust 2004 A

                             Name: Rankin Management, Inc.

                             By:   /s/ Alfred M. Rankin, Jr.
                                   --------------------------------------------
                                   Alfred M. Rankin, Jr., President, as:

                             Attorney-in-Fact for Clara L.T. Rankin*
                             Attorney-in-Fact for Thomas T. Rankin*
                             Attorney-in-Fact for Claiborne R. Rankin*
                             Attorney-in-Fact for Roger F. Rankin*
                             Attorney-in-Fact for Bruce T. Rankin*
                             Attorney-in-Fact for John C. Butler, Jr.*
                             Attorney-in-Fact for Matthew M. Rankin*
                             Attorney-in-Fact for James T. Rankin*
                             Attorney-in-Fact for Alison A. Rankin*
                             Attorney-in-Fact for Victoire G. Rankin*
                             Attorney-in-Fact for Corbin Rankin*
                             Attorney-in-Fact for Chloe O. Rankin*
                             Attorney-in-Fact for David B. Williams*
                             Attorney-in-Fact for Clara Rankin Williams*
                             Attorney-in-Fact for Scott Seelbach*



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*        The power of attorney authorizing the above named individuals to act on behalf of each of the foregoing Reporting Persons is included in
         Exhibit 2 at page 16 and in Exhibit 4 at pages 25 through 26 of the Initial Filing.